EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135440) pertaining to the 2005 Long Term Incentive Plan of Consolidated Communications Holdings, Inc. of our reports dated March 5, 2007, with respect to the consolidated financial statements and schedule of Consolidated Communications Holdings, Inc., and Consolidated Communications Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Consolidated Communications Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Chicago, Illinois
March 5, 2007